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                                   EXHIBIT 2




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                       STOCK PURCHASE AND SALE AGREEMENT


     By this Stock Purchase and Sale Agreement ("Agreement"), CRITICARE SYSTEMS, INC., a Delaware corporation ("CSI"), through its wholly-owned subsidiary CRITICARE BIOMEDICAL, INC., a Wisconsin corporation ("Buyer"), and MARQUETTE VENTURE PARTNERS II, L.P. and MVP II AFFILIATES FUND, L.P. ("Stockholders") hereby represent, warrant, covenant and agree as follows

                                    RECITALS

     A. Present Structure. Each Stockholder owns the number of shares of issued and outstanding Class A and Class B Preferred Stock set forth on Schedule A (collectively the "Stock") of Immtech International, Inc., a Delaware corporation ("Immtech"), and promissory notes payable by Immtech in the principal amounts set forth on Schedule A (the "Notes"). The Stock constitutes approximately 34% of the issued and outstanding stock of Immtech on a fully diluted basis as of the date of this Agreement.

     B. Sale of Stock. Stockholders desire to sell the Stock and the Notes and Buyer desires to purchase the Stock and the Notes, all on the terms and conditions set forth herein.

                                   ARTICLE 1

                                 PURCHASE TERMS

     1.1 Conveyance of Stock and Notes. At the Closing (as defined in Article 4, section 4.1), Stockholders shall sell, transfer, assign and deliver the Stock and the Notes to Buyer, free and clear of any liens, security interests or other encumbrances and in connection therewith shall assign to Buyer all of their rights under the Ancillary Agreements (defined in Article 2, section 2.10 below).

     1.2 Purchase Price: Payment. The total purchase price for the Stock and the Notes shall initially be 950,000 shares of the $0.04 par value Common Stock of CSI (the "Base Shares"). The number of Base Shares assumes a valuation of $2.00 per share or a net purchase price of $1,900,000, however, the actual number of shares issuable at Closing (the "Closing Shares") shall be adjusted to reflect changes in the Market Price of the Base Shares as follows:

         (a) If the Market Price is between $1.80 and $2.20, there will be no change in the number of shares and the number of Closing Shares shall equal 950,000;





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         (b) Subject to the limit contained in section 1.2(e) below, if the
Market Price is above $2.20 per share, the number of Closing Shares shall be determined pursuant to the following formula:

                          .75 (950,000 x (Market Price -- $2.00))
             950,000  -  --------------------------------------
                                     Market Price


For example, if the Market Price is $3.00, the number of Closing Shares would equal 712,500.

         (c) Subject to the limit contained in section 1.2(e) below, if the Market Price is less than $1.80 per share, the number of Closing Shares shall be determined pursuant to the following formula:

                         .75 (950,000 x ($2.00 -- Market Price))
             950,000  +  --------------------------------------
                                    Market Price


For example, if the Market Price is $1.50, the number of Closing Shares would equal 1,187,500.

         (d) The term Market Price as used herein shall be the average of the last sale prices of CSI's Common Stock as reported on NASDAQ/NMS for the 15 business days preceding the closing date.


         (e) Notwithstanding anything contained herein to the contrary, Stockholders shall receive no fewer than 544,167 shares under section 1.2(b) and no more than 1,266,667 shares under section 1.2(c). Such shares shall be delivered at the Closing as provided in Article 4.

     1.3 Adjustments. In the event of a reorganization, recapitalization, change of shares, stock-split, spin-off, stock dividend, reclassification, subdivision or consolidation of shares, or any other change in the corporate structure of shares of Common Stock of CSI, the Closing Shares shall be adjusted as appropriate to provide the same economic benefit to Stockholders as initially contemplated by this Agreement.


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                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                                OF STOCKHOLDERS

     Except as otherwise specifically provided in this Article 2, as of the date of this Agreement, Stockholders, jointly and severally, represent and warrant to Buyer as follows:

     2.1 Due Authorization. Each Stockholder has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other proceedings on the part of either Stockholder are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes a valid and binding agreement of each Stockholder, enforceable against each Stockholder in accordance with its terms, subject to the laws of general application affecting the rights and remedies of creditors and the availability of equitable remedies.

     2.2 Consents and Approvals; No Violation. There is no requirement applicable to either Stockholder to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by either Stockholder of the sale of the Stock or the Notes pursuant to this Agreement. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a default under (including any right of termination or acceleration) any provisions (including provisions requiring any consent or approval) of any partnership agreement, charter, by-law, mortgage, note, indenture, lien, order, judgment, decree, or of any material lease, agreement or instrument, to which either Stockholder is a party or by which either Stockholder is bound, and will not violate any other restriction of any kind or character to which either Stockholder is subject.

     2.3 Title to Stock. Each Stockholder has good and marketable title to the Stock and the Notes, free and clear of any and all pledges, liens, security interests, encumbrances or charges of any nature whatsoever.

     2.4 Material Contracts;  No Defaults.  Except as set forth or reflected in
Schedule 2.4 or in Immtech's Financial Statements, neither Immtech nor Stockholder is in material default under any agreement between them. There is not, under any of the agreements or other obligations between Stockholder and Immtech, any event of default or event which, with notice or lapse of time or both, would constitute an event of default on the part of Stockholder or Immtech, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not, in the

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aggregate, have a material adverse effect on Immtech taken as a whole.  Copies of all such waivers or consents are attached hereto as Schedule 2.4.

     2.5 Pending Litigation; Contingencies To the knowledge of Stockholders and except as set forth on Schedule 2.5 to this Agreement, there are no actions, suits, proceedings or formal inquiries before any court, arbitration board, regulatory agency or governmental body pending against Immtech which could reasonably be expected to have a material adverse effect on its financial condition, business, operation or assets, taken as a whole and Immtech is not subject to any outstanding orders, writs, injunctions or decrees which in the aggregate materially and adversely affect the financial condition, business, operation or assets of Immtech taken as a whole.

     2.6 Accredited Investor. Stockholders are "accredited investors" (as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act") and have such knowledge and experience in financial and business matters that Stockholders are capable of evaluating the merits and risks of their purchase of the Closing Shares for which the Stock and Notes are to be exchanged and able to bear the substantial economic risks of an investment in the Closing Shares.

     2.7 Independent Evaluation of CSI and Full Disclosure. In deciding whether to acquire the Closing Shares, the Stockholders have relied upon consultations with the Stockholders' legal, financial and tax advisers with respect to this Agreement and the nature of their investment and have reviewed the information set forth in (a) CSI's Annual Reports on Form 10-K for the fiscal years ended June 30, 1994, June 30, 1993 and June 30, 1992, (b) CSI's Quarterly Reports on Form 10-Q for the fiscal quarters ending March 31, 1995, December 31, 1994 and September 30, 1994, (c) Proxy Statements relating to all meetings of CSI's shareholders (whether annual or special) during the last three fiscal years, (d) all other reports, statements and registration statements (including current reports on Form 8-K and quarterly reports on Form 10-Q) filed by CSI under the Securities Exchange Act of 1934 with the Securities and Exchange Commission (the "SEC") since June 30, 1994 (collectively, the "CSI SEC Reports"), all of which has been delivered to Stockholders prior to the execution hereof, receipt of which is hereby acknowledged (the "CSI Disclosure Package"). Stockholders confirm that CSI has made available to the Stockholders the opportunity to ask questions of its officers and to acquire such additional information about the business and financial condition of CSI as the Stockholders have requested, which additional information, if so requested, has been satisfactorily received. The Stockholders have not relied upon any representations of CSI with respect to their investment, except as specifically set forth in this Agreement.

     2.8 Purchase for Investment Only. The Closing Shares are being acquired by each Stockholder solely for its own account, for investment, with no present

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intention of making a public distribution thereof within the meaning of the
Securities Act, except as permitted under the Registration Rights Agreement (as hereinafter defined). The Closing Shares will not be sold or transferred by the Stockholder in violation of the Securities Act or any state or other jurisdiction's securities laws and the financial condition of the Stockholder is such that the investment in the Closing Shares can be made on a long-term basis. Stockholder is aware that the Closing Shares has not been registered under the Securities Act or any state or other jurisdiction's securities laws, that the Closing Shares purchased hereby must be held indefinitely unless subsequently registered or an exemption from such registration is secured and that, other than as set forth in the Registration Rights Agreement (as hereinafter defined) CSI is not under any obligation to register any of the Closing Shares under the Securities Act or any state or other jurisdiction's securities law.

     2.9 Restrictions on Transfer. Each Stockholder agrees that CSI will permit transfers of the Closing Shares by Stockholder only when the Closing Shares has been registered under the Securities Act and any applicable state or other jurisdiction's securities laws or when the request for transfer is accompanied by an opinion of counsel reasonably acceptable to CSI to the effect that the sale or proposed transfer does not require registration under the Securities Act or any state or other jurisdiction's securities laws. Stockholder agrees that the following legend shall be placed on the certificate or certificates representing his or her Closing Shares and a stop transfer order may be placed with respect thereto:

      THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND WERE ISSUED IN A TRANSACTION TO WHICH REGULATION D UNDER THE SECURITIES ACT APPLIES AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, (ii) MADE IN COMPLIANCE WITH ALL OF THE PROVISIONS OF RULE 144, OR (iii) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, REGISTRATION UNDER THE SECURITIES ACT AND SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH A PROPOSED SALE OR TRANSFER.

     2.10 Ancillary Agreements. Each of the Ancillary Agreements is legally valid and binding and in full force and effect with respect to the parties thereto and neither Stockholders nor, to the Stockholders' knowledge, any of the other parties to any of the Ancillary Agreements are in default thereof. Stockholders have no notice or

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knowledge of any claimed breach of any of the Ancillary Agreements or of the occurrence of any event which after the passage of time or the giving of notice or both would constitute a default by Stockholders or any other party to any Ancillary Agreement. None of the material rights of Stockholders under the Ancillary Agreements will be impaired in any respect by the consummation of the transactions contemplated by this Agreement. The Ancillary Agreements are validly assignable and all of the rights of Stockholders thereunder will be enforceable by Buyer after the Closing without the consent or the agreement of any other party except for consents delivered by Stockholders at Closing. For purposes of this Agreement, "Ancillary Agreements" means all agreements entered into by Stockholders which give Stockholders rights as holders of securities of Immtech, including such agreements entered into pursuant to that certain Stock Purchase Agreement dated as of December 18, 1992 by and between Immtech and Marquette Ventures II, L.P., including, but not limited to, the Registration Agreement, the Executive Stock Agreement and the Stock Option Agreement.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     As of the date of this Agreement, Buyer and CSI, jointly and severally, represent and warrant to Stockholders as follows:

     3.1 Organization. Buyer and CSI are corporations duly organized and in good standing under the laws of their jurisdictions of incorporation and have all requisite power and authority to own, lease and use their properties and assets and to conduct their businesses as now being conducted.

     3.2 Due Authorization. Buyer and CSI have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Buyer and CSI, respectively, and, except as set forth in section 4.3(c) hereof, no other corporate proceedings on the part of Buyer or CSI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and CSI and constitutes a valid and binding agreement of Buyer and CSI, enforceable against Buyer and CSI in accordance with its terms, subject to the laws of general application affecting the rights and remedies of creditors and the availability of equitable remedies.

     3.3 Consents and Approvals:  No Violation.  Except as set forth in
Schedule 3.3 hereof, there is no requirement applicable to Buyer or CSI to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to lawful consummation by Buyer of

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the purchase of the Stock pursuant to this Agreement.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with or result in a default under (including any right of termination or acceleration) any provisions (including provisions requiring any consent or approval) of any charter, by-law, mortgage, note, indenture, lien, order, judgment, decree, or of any material lease, agreement or instrument, to which Buyer or CSI is a party or by which Buyer or CSI is bound, and will not violate any other restriction of any kind or character to which Buyer or CSI is subject.

     3.4 Capital Stock. The authorized capital stock of CSI consists of 500,000 shares of $0.04 par value, so-called "blank check" preferred stock of which no shares are issued or outstanding, and 10,000,000 shares of $0.04 par value Common Stock, of which approximately 6,700,000 shares are issued and outstanding as of the date of this Agreement. All such issued and outstanding shares are, and the Closing Shares for which the Stock and Notes will be exchanged will be, duly authorized, validly issued and fully paid and nonassessable. The Closing Shares to be issued to the Stockholders will be free and clear of any pledges, liens, security interests, encumbrances or charges of any nature whatsoever, except for transfer restrictions under the securities laws. Except as disclosed in Schedule 3.4 hereto, there are no outstanding or existing options, preemptive rights, warrants, subscriptions, convertible securities, conversion rights, calls or commitments of any kind obligating CSI to issue additional shares of CSI Common Stock. CSI has no outstanding commitments or obligations to repurchase, reacquire or redeem any of its outstanding Common Stock other than pursuant to transactions effected in the open market at market prices.

     3.5 Financial Statements. CSI has furnished to Stockholder audited balance sheets as of June 30, 1993 and June 30, 1994 and the related audited statements of income and retained earnings and cash flows of CSI for each of the years ended on such dates together with the reports of Deloitte & Touche thereon (such audited financial statements including the notes thereto are collectively referred to herein as the "CSI Financial Statements"). The CSI Financial Statements are true and correct in all material respects, fairly present the financial position and operations and cash flows of CSI in conformity with GAAP as of the dates and for the periods indicated, contain and reflect all necessary adjustments for fair presentation of CSI's financial condition and results of operations as of the dates and for the periods indicated.

     3.6 Absence of Certain Changes or Events. Except as set forth in Schedule 3.6, since June 30, 1994, CSI and its subsidiaries taken as a whole have not suffered any material adverse change in their financial condition or results of operations, or in their assets, properties, business or operations.

     3.7 No Material Omissions. As of their respective filing dates, the CSI SEC Reports contained in the CSI Disclosure Package did not contain any untrue

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statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation or warranty by CSI contained herein or in any writing furnished to Stockholder contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     3.8 Pending Litigation; Contingencies. To the knowledge of CSI and except as set forth on Schedule 3.8 to this Agreement, there are no actions, suits, proceedings or formal inquiries before any court, arbitration or regulatory agency or governmental body pending against CSI which could reasonably be expected to have a material adverse effect on its financial condition, business, operation or assets, taken as a whole and CSI is not subject to any outstanding orders, writs, injunctions or decrees which in the aggregate materially and adversely affect the financial condition, business, operation or assets of CSI taken as of a whole.

     3.9 Accredited Investor. CSI is an "accredited investor" (as such term is defined in Rule 501(a) promulgated under the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Stock and Notes which are to be exchanged for the Closing Shares and is able to bear the substantial economic risks of the investment in the Stock.

     3.10 Purchase for Investment Only. The Stock is being acquired by Buyer solely for its own account, for investment, with no present intention of making a public distribution thereof within the meaning of the Securities Act. The Stock will not be sold or transferred by Buyer in violation of the Securities Act or any state or other jurisdiction's securities laws and the financial condition of Buyer is such that the investment in the Stock can be made on a long-term basis. Buyer is aware that the Stock has not been registered under the Securities Act or any state or other jurisdiction's securities laws, that the Stock purchased hereby must be held indefinitely unless subsequently registered or an exemption from such registration is secured and that Immtech is not under any obligation to register any of the Stock under the Securities Act or any state or other jurisdiction's securities law.

     3.11 Independent Evaluation of Immtech and Full Disclosure. In deciding whether to acquire the Stock, CSI has relied upon consultations with CSI's legal, financial and tax advisers with respect to this Agreement and the nature of its investment and has reviewed the information provided to it by Stockholder prior to the execution hereof. CSI has not relied upon any representations of the Stockholders with respect to its investment, except as specifically set forth in this Agreement.


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                                   ARTICLE 4

                                    CLOSING

     4.1 General. The Closing shall take place at 4 p.m. on October 27, 1995, at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., or at such other time, date or place as shall be mutually agreed upon by the parties (the "Closing").

     4.2 Conditions Precedent to Obligations of Each Party. The obligations of each party arising under this Agreement to be performed at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions:

         (a) Buyer and Stockholders shall have obtained all consents and approvals necessary to the consummation of this Agreement and the transactions contemplated hereby.

         (b) There shall be no action, proceeding or litigation pending which seeks to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement (other than actions which do not have a reasonable likelihood of success).

     4.3 Conditions Precedent to Obligations of Buyer. The obligations of Buyer arising under this Agreement to be performed at the Closing are subject to fulfillment at or prior to the Closing of each of the following conditions:

         (a) Each of the representations and warranties of Stockholders contained in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing (as if made as of the Closing).

         (b) Stockholders shall have used their reasonable best efforts to cause Immtech to permit Buyer and its representatives full access during normal business hours to all of its properties, books, tax returns, contracts and records of Immtech, and to provide all documents and information with respect to its affairs, as may be reasonably requested by Buyer or its representatives.

         (c) Buyer shall have obtained the requisite approval by its stockholders of the transactions contemplated hereby.

         (d) Stockholders shall have complied with section 4.5.

     4.4 Conditions Precedent to Obligations of Stockholders. The obligations of Stockholders arising under this Agreement to be performed at the Closing are subject to fulfillment at or prior to the Closing of each of the following conditions:


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         (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing (as if made as of the Closing).

         (b) Buyer shall have complied with section 4.6.

         (c) CSI and Stockholders shall have entered into a registration rights agreement (the "Registration Rights Agreement") which, upon registration of the Closing Shares in accordance therewith, will allow Stockholders (or their respective partners) to sell the Closing Shares issued to them under this Agreement in market transactions from time to time for a period of two years after the effective date of such registration statement, subject to certain limitations, including a provision limiting aggregate sales by Stockholders and their partners during each calendar month to the greater of (i) 1% of the outstanding CSI Common Stock or (ii) the average weekly trading volume of CSI Common Stock during the preceding calendar month. The Registration Rights Agreement will require that the registration statement be filed with the SEC promptly following a request by the Stockholders and shall contain such other provisions as the parties may mutually agree.

     4.5 Actions by Stockholders. At the Closing, Stockholders shall deliver or cause to be delivered to Buyer in form and substance acceptable to Buyer, each of the following instruments or materials, duly executed:

         (a) Certificates representing the Stock accompanied by stock powers duly executed in blank and the Notes.

         (b) An assignment of all of Stockholders' rights under the Ancillary Agreements.

         (c) The certificate of Stockholders, dated the date of the Closing, to the effect that: (i) Stockholders are in compliance with all the terms, covenants and conditions contained in this Agreement on their part to be complied with; and (ii) all representations and warranties of Stockholders contained in this Agreement were true and correct when made and are true and correct as of the Closing date except as to changes required or contemplated by this Agreement.

         (d) The opinion of counsel to Stockholders, Kirkland & Ellis, reasonably satisfactory to Buyer, and subject to customary assumptions and exceptions, dated the date of the Closing, to the effect that:

             (i) Stockholders have the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions

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contemplated hereby have been duly authorized by requisite action on the part of Stockholders;

             (ii) Immtech is a corporation existing and in good standing under the laws of the State of Delaware;

            (iii) The delivery of certificates representing the Stock accompanied by stock powers duly executed in blank will be in a form effective to vest in Buyer all of the right, title and interest of Stockholders in the Stock, free and clear of all liens, encumbrances, restrictions and claims arising prior to the Closing;

            (iv) The assignment by Stockholders will be in form effective to vest in Buyer all of the right, title and interest of Stockholders in the Ancillary Agreements.

             (v) The Agreement has been executed and delivered by Stockholders and (assuming the valid authorization, execution and delivery of the Agreement by Buyer) is a valid and binding agreement of the Stockholders enforceable against the Stockholders in accordance with its terms, (a) except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (b) except that the remedies of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

            (vi) The execution, delivery and performance of this Agreement by the Stockholders will not constitute a violation of the instruments pursuant to which the partnerships were created and are existing.

             As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States, the limited partnership law of the State of Delaware or the laws of the State of Illinois, such counsel may assume that such laws are identical to those of the State of Illinois. All opinions may expressly rely as to matters of fact upon certificates furnished by Stockholders, appropriate officers and directors of Immtech or public officials.

         (e) All other documents, instruments and writings required to be delivered by Stockholders at or prior to the Closing pursuant to this Agreement or as may be otherwise required in connection herewith.

     4.6 Actions by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Stockholders, in form and substance acceptable to Stockholders, each of the following instruments or materials, duly executed:


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         (a) Certificates representing the Closing Shares issued in the name of
Stockholders.

         (b) A certificate executed by the President or any Executive or Senior Vice President of Buyer to the effect that: (i) Buyer is in compliance with all the terms, covenants and conditions contained in this Agreement on its part to be complied with; and (ii) all representations and warranties of Buyer contained in this Agreement were true and correct when made and are true and correct as of the Closing date.

         (c) The opinion of counsel to Buyer, Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., reasonably satisfactory to the Stockholders, and subject to customary assumptions and exceptions, dated the date of the Closing, to the effect that:

             (i) Each of Buyer and CSI is a corporation organized, existing and in good standing under the laws of its jurisdiction of incorporation and has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of Buyer and CSI;

            (ii) This Agreement has been executed and delivered by Buyer and CSI and (assuming the valid authorization, execution and delivery of this Agreement by Stockholders) is a valid and binding agreement of Buyer and CSI, enforceable against Buyer and CSI in accordance with its terms, (a) except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (b) except that the remedies of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

           (iii) The execution, delivery and performance of this Agreement by Buyer and CSI will not constitute a violation of the Articles of Incorporation or By-Laws (or other similar charter document), as currently in effect, of Buyer and CSI;

            (iv) The Closing Shares have been validly issued, fully paid and are nonassessable except as set forth in Wisconsin Statutes section 180.0622(2)(b); and

             (v) The Registration Rights Agreement has been executed and delivered by CSI and (assuming the valid authorization, execution and delivery of the Registration Rights Agreement by Stockholders) is a valid and binding agreement of CSI enforceable against CSI in accordance with its terms, (a) except that such enforceability

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may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor's rights and (b) except that the remedy of specific performance and injunctive and other forms equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                 As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States, the corporate law of the State of Delaware, or the laws of the State of Wisconsin, such counsel may assume that such laws are identical to those of the State of Wisconsin. All opinions may expressly rely as to matters of fact upon certificates furnished by appropriate officers and directors of Buyer or public officials.

             (d) All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or as may be otherwise required in connection herewith.

     4.7 Simultaneous Action. All actions taken at the Closing shall be deemed to occur simultaneously.

                                   ARTICLE 5

                          TERMINATION AND ABANDONMENT

     5.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual consent of Stockholder and Buyer;

         (b) at any time after October 31, 1995 by Marquette Venture Partners II, L.P. ("MVP") unless Stockholders are not in compliance with their obligations under Article 6 hereof;

         (c) by MVP if (i) a meeting of CSI's stockholders to consider and vote on the transactions contemplated by this Agreement has not been held on or prior to October 26, 1995, or (ii) if a meeting of CSI's stockholders is held for such purpose, but CSI's stockholders fail to approve such transactions;

         (d) by Buyer if (i) CSI holds a meeting of its stockholders to consider and vote upon the transactions contemplated by this Agreement, but CSI's stockholders fail to approve such transactions or (ii) there has been a material violation or breach by Stockholders of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition or the obligations of

Buyer or CSI impracticable and such violation or breach has not been waived by the Buyer; or

         (e) by Stockholders, if there has been a material violation or breach by Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Stockholders impracticable and such violation or breach has not been waived by Stockholders.

     5.2 Effect of Termination. Notwithstanding anything herein to the contrary, if this Agreement is terminated due to a party's or parties' failure to comply with its obligations hereunder through no fault of the other party, the breaching party shall be liable to the nonbreaching party for the reasonable damages incurred by the nonbreaching party as a result of such breach.

                                   ARTICLE 6

                                 MISCELLANEOUS

     6.1 Stockholder Approval. CSI shall take all reasonable action necessary to duly call, give notice of and hold an annual meeting of its stockholders by October 26, 1995, in accordance with applicable law, to consider and vote upon this Agreement and the transactions contemplated hereby, and CSI shall diligently pursue the approval of its stockholders of this Agreement and the transactions contemplated hereby. In connection with the annual meeting, CSI shall prepare and cause to be mailed to its stockholders a notice of the Annual Meeting and a definitive proxy statement no later than the time required by law and the Certificate of Incorporation and By-Laws of CSI. In such proxy statement, CSI shall indicate that the Board of Directors has approved the Agreement and recommends that stockholders vote for its approval.

     6.2 Interim Financing. If, between the date of this Agreement and the Closing, Immtech needs additional working capital, CSI agrees that it will lend up to $100,000 to Immtech when, if and as needed. If CSI does not acquire the Stock and Notes from Stockholders (provided that such failure does not constitute a breach by CSI or Buyer of this Agreement), Stockholders will reimburse CSI for 34% of the advances made by CSI to Immtech pursuant to this section. In the event of such reimbursement, Stockholders shall be subrogated to CSI's rights vis-a-vis Immtech with respect to such amount.

     6.3 Public Announcements. Stockholders and Buyer will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation; provided that nothing herein shall preclude Buyer from making timely releases or public statements as its counsel determines are required by law. The Stockholders shall use their best efforts to cause Immtech and its independent public accountant to make available to Buyer such financial statements, information and consents as Buyer may reasonably request to permit Buyer to prepare and timely file with the Securities and Exchange Commission a Current Report on Form 8-K with respect to the transactions contemplated by the Agreement.

     6.4 Investigations: No Survival of Representations and Warranties. The respective representations and warranties of Stockholders and Buyer contained herein or in any certificates, schedules or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, (i) the Closing, or (ii) the termination of this Agreement pursuant to section 5.1 or otherwise. Upon either such event, none of the Stockholders, Buyer or any officer, director, trustee or affiliate of any of them shall be under any liability whatsoever with respect to any such representation or warranty.

     6.5 Satisfaction of Conditions Precedent: Further Actions. Each party shall cooperate with the other parties hereto and use its or his reasonable best efforts to satisfy each of the conditions precedent to the accomplishment of the transactions contemplated by this Agreement. Buyer and Stockholders shall, without further consideration, execute and deliver, or cause to be executed and delivered, any further or additional instruments and perform any acts which may become reasonably necessary in order to effectuate and carry out the purposes of this Agreement.

     6.6 Expenses. All expenses incurred by CSI, Buyer or Stockholders (including fees of counsel and accountants) in connection with the preparation of this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

     6.7 Attorneys' Fees. In the event either party hereto institutes an action or other proceeding to enforce any rights arising under this Agreement, the party prevailing in such action or other proceeding shall be paid all reasonable costs and attorneys' fees by the other party, such fees to be set by the court or arbitrators, as the case may be, and not by a jury and to be included in any judgment entered in such proceeding.

     6.8 Severability. In the event any term or provision of this Agreement is declared to be invalid or illegal, for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid and illegal provision were not a part hereof.

     6.9 Notices. Any notice or communication to be given under the terms of this Agreement ("Notice") shall be in writing and shall be personally delivered or sent by telex or mail. Notice shall be effective (i) if personally delivered, when delivered; (ii) if by facsimile transmission, upon transmission thereof on a proper facsimile machine with confirmed answer back; and (iii) if mailed, at midnight on the fourth business day after deposit in the mail with airmail postage prepaid. Notices shall be addressed as follows:

If to Buyer:                  Criticare Biomedical, Inc.
                              c/o Criticare Systems, Inc.
                              Attn:  Gerhard J. Von der Ruhr,
                              Chairman of the Board, Treasurer
                              and President
                              20925 Crossroads Circle
                              Waukesha, WI 53186
                              414-798-8282-telephone
                              414-798-8290-facsimile

With copy to:                 Robert E. Bellin, Esq.
                              Reinhart, Boerner, Van Deuren,
                              Norris & Rieselbach, s.c.
                              1000 North Water Street, Suite 2100
                              P.O. Box 92900
                              Milwaukee, WI 53202-0900
                              414-298-1000-telephone
                              414-298-8097-facsimile

If to Stockholders:           c/o Marquette Venture Partners II, L.P.
                              520 Lake Cook Road
                              Deerfield, IL 60015
                              Attn:  Lloyd D. Ruth
                              708-940-1700-telephone
                              708-940-1724-facsimile

With copy to:                 Keith S. Crow, Esq.
                              Kirkland & Ellis
                              200 East Randolph Drive
                              Chicago, IL 60601
                              312-861-2000-telephone
                              312-861-2200-facsimile

or at such other address as a party may from time to time designate by Notice hereunder.

     6.10 Modification and Amendments. No provision of this Agreement may be modified or amended except by a writing executed by the party sought to be charged with such modification or amendment.

     6.11 Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of any other provision of this Agreement. The failure to a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver shall be effective only if in writing and executed by the party sought to be charged with such waiver.

     6.12 Entire Agreement. This Agreement, together with the Confidentiality Agreement and any other and further documents executed and delivered at the Closing, constitutes and embodies the full and complete understanding and agreement of the parties hereto and supersedes all prior understandings or agreements whether oral or in writing other than the Confidentiality Agreement.

     6.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

     6.14 Headings: Interpretation. The section headings and Article headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement. When used in this Agreement, (i) the term "including" shall mean without limitation by reason of enumeration, (ii) the term "person" shall mean an individual, a partnership, a joint venture, a corporation, a trust, or unincorporated organization and a governmental entity or any department thereof, (iii) the term "subsidiary" when used in reference to any other person shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person, and (iv) the term "affiliate" shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended. The definition of a term in the plural form shall include the singular form, and the singular the plural, as the context requires. Any masculine personal pronoun shall be considered to mean the corresponding feminine personal pronoun, as the context requires.

     6.15 Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Agreement intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be.

     6.16 Brokers and Agents. No party hereto has dealt with any agent, finder, broker or other representative in any manner which could result in any party hereto being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter hereof. Each party agrees to indemnify and hold the other parties hereto harmless from and against any claims by any broker or finder for any fee or expense which is based in any way on an agreement, arrangement or understanding made or alleged to have been made by such party relating to the transactions contemplated hereby.

     6.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed a duplicate original.


             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _____ day of ___________________, 1995.

                                    BUYER:

                                    CRITICARE BIOMEDICAL, INC.

                                    BY__________________________________
                                        Its________________________________

                                    STOCKHOLDERS:

                                    MARQUETTE VENTURE PARTNERS, II., L.P.

                                    BY__________________________________
                                        Its________________________________

                                    MVP II AFFILIATES FUND, L.P.

                                    BY__________________________________
                                        Its________________________________

                                    CRITICARE SYSTEMS, INC.

                                    BY__________________________________
                                        Its________________________________

                                   SCHEDULE A

                         MARQUETTE VENTURE PARTNERS II
                          IMMTECH SECURITIES HOLDINGS
                                AT JULY 27, 1995




                            DATE        NUMBER      PRINCIPAL
      DESCRIPTION         ACQUIRED    OF SHARES      AMOUNT
------------------------  --------  --------------  ---------
Series A Preferred Stock  12/31/92  1,000,000  (B)     N/A
Series B Preferred Stock  10/26/93    600,000  (B)     N/A
Series B Preferred Stock  02/14/94    600,000  (B)     N/A
Promissory Note  (A)      12/16/94       N/A          $50,000
                                    --------------  ---------
Totals                              2,200,000         $50,000
                                    ==============  =========

(A)  Maturity date is September 30, 1995.

(B)  Each share of preferred equals one common stock equivalent.


Note: Above holdings are all in the name of Marquette Venture Partners II; however, they have been paid for and therefore been recorded on the books of both MVP II and MVP II affiliates.

Note: Per the MVP II March 31, 1995 quarterly write-up, total CSE's of Immtech at March 31, 1995 were 6,801,000 meaning MVP II's 2.2 MM shares would own 32.4% of the Company.

Note:  MVP II Affiliate Fund hold 2.778% of each position.

                                  AMENDMENT TO
                       STOCK PURCHASE AND SALE AGREEMENT


     BY THIS AMENDMENT to Stock Purchase and Sale Agreement (the "Amendment"), CRITICARE SYSTEMS, INC., a Delaware corporation ("CSI"), through its wholly owned subsidiary CRITICARE BIOMEDICAL, INC., a Wisconsin corporation ("Buyer"), and MARQUETTE VENTURE PARTNERS II, L.P. and MVP II AFFILIATES FUND, L.P. ("Stockholders") hereby represent, warrant, covenant and agree as follows:

                                    RECITALS

     A. The parties hereto are parties to a certain Stock Purchase and Sale Agreement dated as of the first day of August 1995 (the "Agreement").

     B. The parties desire to amend the Agreement as provided in this Amendment.

     C. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

                                   AGREEMENTS

     In consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Purchase Price. Notwithstanding any provisions of the Agreement to the contrary, Buyer shall pay the purchase price for the Stock and the Notes by delivering to Stockholders:

        (a) 333,154 shares of the $.04 par value Common Stock of CSI; and

        (b) the promissory note of Buyer in the aggregate principal amount of $1,240,000 in the form attached hereto as Exhibit A (the "Note").

     2. Closing Shares. The 333,154 shares of CSI Common Stock to be issued to the Stockholders pursuant hereto shall be considered the "Closing Shares" for purposes of the Agreement and, accordingly, the terms and conditions of the Agreement, other than those set forth in section 1.2 of the Agreement, shall apply to the 333,154 shares.

     3. Representations and Warranties. Each of the parties hereto as of the date hereof reaffirms each of the representations and warranties made by it in the Agreement and represents and warrants that such representations and warranties are true and correct as of the date hereof.

     4. Other Amendments to the Agreement. Sections 5.1(c), 5.1(d)(i) and 6.1 of the Agreement are deleted in their entirety and are of no further force and effect.

     5. Remaining Terms and Conditions of the Agreement. Except as amended hereby, the remaining terms, conditions, covenants and agreements of the Agreement shall continue in full force and effect and shall be unaffected by this Amendment.

     6. Mutual Release. By execution of this Amendment, CSI and Buyer, on the one hand, and Stockholders, on the other hand, release each other from and against any and all liabilities, costs, damages and expenses of any kind or nature, whether accrued, contingent or otherwise, arising out of, in connection with or relating to the Agreement other than a breach of the representations, warranties or covenants made by the respective parties under the Agreement, as amended by this Amendment.

     7. Miscellaneous. No provision of this Amendment may be modified or amended except by a writing executed by the party sought to be charged with such modification or amendment. This Amendment constitutes and embodies the full and complete understanding and agreement of the parties hereto and supersedes all prior understandings or agreements, whether oral or in writing, other than the Agreement and the Confidentiality Agreement, as amended hereby. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflicts of law principles. Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, nor is this Amendment intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Subject to the foregoing, this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     Dated as of October ___, 1995.

                                        BUYER:

                                        CRITICAL BIOMEDICAL, INC.

                                        BY______________________________
                                           Its____________________________

                                        CRITICARE SYSTEMS, INC.

                                        BY______________________________
                                           Its____________________________


                                        STOCKHOLDERS:

                                        MARQUETTE VENTURE PARTNERS II, L.P.

                                        BY______________________________
                                           Its____________________________

                                        MVP II AFFILIATES FUND, L.P.

                                        BY______________________________
                                           Its____________________________

                                   EXHIBIT A

                                PROMISSORY NOTE

$1,240,000                                                   ____________, 1995


     The undersigned, CRITICARE BIOMEDICAL, INC., a Wisconsin corporation ("Buyer") promises to pay to MARQUETTE VENTURE PARTNERS II, L.P. and MVP II AFFILIATES FUND, L.P. ("Stockholders") at _______________________, the principal sum of $1,240,000, plus simple interest accruing on the outstanding balance from time to time at the rate of 7% per year from the date hereof until paid in full. The principal balance of this Note shall be payable in one lump sum on the first to occur of (a) the seventh anniversary of the date of this Note; (b) the date of closing an initial public offering of the stock of Immtech International, Inc. ("Immtech") which nets Immtech at least $5 million of proceeds; (c) the date of closing a sale of any Immtech stock by Buyer; or
(d) the date of closing any acquisition of any additional Immtech stock by Criticare Systems, Inc. Interest under this Note shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year commencing with the December 31, 1996 payment. Buyer shall not sell or transfer the Stock of Immtech (as defined in that certain Stock Purchase and Sale Agreement dated as of the first day of August, 1995 by and among Criticare Systems, Inc., the undersigned and Stockholders, as amended) unless this Note is paid in full or unless Stockholders otherwise consent.

     Payment of this Subordinated Note is secured by a pledge of 2,200,000 shares of stock of Immtech purchased by Buyer from Stockholders pursuant to a certain Stock Purchase and Sale Agreement dated as of August 1, 1995, as amended by a certain Amendment to Stock Purchase and Sale Agreement of even date herewith. Stockholders' sole recourse upon any default in payment of principal or interest under this Note shall be to foreclose on the Stock and seek recourse against any other assets of Buyer. Stockholders are aware that, at present, Buyer's sole asset is the Stock of Immtech purchased by Buyer from Stockholders. Stockholders acknowledge and agree that they shall have no recourse against Criticare Systems, Inc. or any other party other than Buyer upon Buyer's default under this Note.

     This Note may be prepaid in whole or in part at any time without penalty. Partial prepayments shall be applied against installments of principal in the order of their maturities.

     This Note is intended to be performed in and shall be governed by the laws of the State of Wisconsin. Stockholders shall hold the Stock as collateral and, upon Buyer's default under this Note, shall be entitled to the rights of a secured creditor under the Uniform Commercial Code. Prior to any such default, the undersigned shall be treated as the owner of the Stock and shall be entitled to exercise all rights of ownership, including voting the Stock.

                                    CRITICARE BIOMEDICAL, INC.

                                    BY______________________________
                                         Its____________________________






                                      2